UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Platform Specialty Products Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5200 Blue Lagoon Drive, Suite 855 Miami, Florida 33126

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Platform Specialty Product Corporation (“Platform,” the “Company,” “our,” “we” or “us”) will be held on November 6, 2014 at 10:00 a.m. at the Company's administrative offices located at 245 Freight Street, Waterbury, Connecticut 06702, for the purpose of considering and taking the following action, which is described in the accompanying Proxy Statement:

To vote, in accordance with the New York Stock Exchange (the “NYSE”) rules, upon a proposal to approve the issuance to certain funds managed by Pershing Square Capital Management, L.P. (“Pershing Square”) of 9,404,064 shares of our common stock (the “PS Shares”), which represented an amount in excess of 1% of the number of our shares of common stock outstanding on October 3, 2014, at a purchase price of $25.59 per share.

Platform’s board of directors (the “Board”) has unanimously determined that the issuance to Pershing Square of the PS Shares is in the best interests of Platform and its stockholders. The Board unanimously recommends that you vote “FOR” the proposal described above.

Only stockholders of record as of the close of business on October 15, 2014 are entitled to receive notice of and to vote at the Special Meeting. At the specific request of Pershing Square and as an inducement to Pershing Square’s willingness to participate in our private placement commenced on September 30, 2014 (the “Private Placement”), in connection with which we sold approximately 25.4 million shares of our common stock, par value $0.01 per share (the “Common Stock”), we entered into separate support agreements with certain stockholders of the Company holding an aggregate of approximately 28.5% of our Common Stock (the “Support Parties”), pursuant to which the Support Parties have agreed to vote at the Special Meeting in favor of the approval of the issuance to Pershing Square of the PS Shares (collectively, the “Support Agreements”). Pershing Square has also advised the Company that it intends to vote in favor of the proposal to be voted at the Special Meeting. Therefore, subject to termination of the Support Agreements in accordance with their respective terms, the issuance of the PS Shares to Pershing Square is expected to be adopted by the requisite vote of our stockholders. The Support Agreements are described in the accompanying Proxy Statement and a form of Support Agreement is attached hereto as Annex A.

It is important that your shares be represented at the Special Meeting, regardless of the number of shares you may hold.  Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in the accompanying Proxy Statement. This will not prevent you from voting your shares in person if you are present.

By Order of the Board of Directors,

Martin E. Franklin
Chairman of the Board

Dated: October 17, 2014

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on November 6, 2014: this Proxy Statement and the accompanying Proxy Card are available electronically at www.proxyvote.com.

This Proxy Statement and the accompanying Proxy Card are being mailed to stockholders on or about October 17, 2014.  The Proxy Card includes instructions on how to access the proxy materials over the Internet, how to request additional printed copies of these materials, and how to vote shares of our Common Stock. In addition, by following the instructions in the Proxy Card or other voting instruction card, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Table of Contents

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING AND RELATED MATTERS		1

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS		6

WHERE YOU CAN FIND MORE INFORMATION		6

I.	SECURITY OWNERSHIP	7

II.	PROPOSAL TO APPROVE ISSUANCE OF THE PS SHARES	9

III.	OTHER MATTERS	12

	Requirements, including Deadlines, for submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders	12
	List of Stockholders Entitled to Vote at the Special Meeting	12
	Expenses Relating to this Proxy Solicitation	12

ANNEX A – Form of Support Agreement

5200 Blue Lagoon Drive, Suite 855 Miami, Florida 33126

PROXY STATEMENT

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 6, 2014

You are receiving this proxy statement (the “Proxy Statement”) and the accompanying proxy card or other voting instruction card (the “Proxy Card”) because you own shares of Common Stock of Platform that entitle you to vote at the Special Meeting.  The Board is soliciting proxies from stockholders entitled to vote at the Special Meeting.  By use of the Proxy Card, you can vote even if you do not attend the Special Meeting.  This Proxy Statement describes the matter on which you are being asked to vote and provides information on this matter so that you can make an informed decision.  These proxy materials are being distributed and/or made available to stockholders on or about October 17, 2014.

Date, Time and Place of the Special Meeting

We will hold the Special Meeting on November 6, 2014 at 10:00 a.m. at the Company's administrative offices located at 245 Freight Street, Waterbury, Connecticut 06702.

The Board has fixed the close of business on October 15, 2014 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Each stockholder will be entitled to one vote for each share of Common Stock held as of the Record Date on the matter to come before the Special Meeting and may vote in person, via Internet or telephone or by proxy authorized in writing.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING AND RELATED MATTERS

Q:	What information is contained in this Proxy Statement?

A:	The information in this Proxy Statement relates to a proposal (the “Proposal”) to be voted on at the Special Meeting, the voting process and other required information.

Q:	What is the purpose of the Special Meeting?

A:
At the Special Meeting, stockholders will act upon the Proposal to approve the issuance to Pershing Square of the 9,404,064 PS Shares, which represented an amount in excess of 1% of our Common Stock outstanding on October 3, 2014, at a purchase price of $25.59 per share. At the specific request of Pershing Square and as an inducement to Pershing Square’s willingness to participate in the Private Placement, we entered into Support Agreements with Support Parties holding an aggregate of approximately 28.5% of our Common Stock. Pursuant to the Support Agreements, the Support Parties have agreed to vote at the Special Meeting in favor of the approval of the issuance to Pershing Square of the PS Shares. Pershing Square has also advised the Company that it intends to vote in favor of the Proposal. Therefore, subject to termination of the Support Agreements in accordance with their respective terms, the issuance of the PS Shares to Pershing Square is expected to be adopted by the requisite vote of our stockholders.

The issuance of the PS Shares will strengthen the Company’s cash on hand position, enhancing the Company’s ability to pursue its business strategy. The Company intends to use the net proceeds from the Private Placement, including the sale of the PS Shares, for general working capital, including repayment of debt incurred in connection with the previously announced acquisition by the Company of the Chemtura AgroSolutions (“CAS”) business of Chemtura Corporation, a Delaware corporation (“Chemtura”), if completed (the “CAS Acquisition”).

Q:	Why is stockholder approval of the issuance of the PS Shares required?

A:
In connection with the Private Placement, on October 3, 2014, we entered into a subscription agreement with Pershing Square pursuant to which we agreed to sell to Pershing Square, subject to stockholder approval, the 9,404,064 PS Shares at a purchase price of $25.59 per share. As described in more details below, in accordance with the applicable NYSE rules, regulations and guidance, the Company is calling the Special Meeting to consider and vote on the Proposal.

Section 312.03(b) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, in any transaction or series of related transactions with a substantial security holder of a company, if the number of shares of common stock to be issued equals or exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. Pursuant to Section 312.04(e), either 5% of the number of shares of common stock or 5% of the voting power outstanding of a company shall be considered as a substantial interest or cause the holder of such an interest to be regarded as a substantial security holder. Given that Pershing Square was the beneficial owner of approximately 24.2% of our outstanding shares of Common Stock as of October 3, 2014, that a partner of Pershing Square is a member of the Board, and that following stockholder approval, the Company would issue to Pershing Square the PS Shares, or 6.8% of the Company’s outstanding Common Stock as of October 3, 2014, stockholder approval is required in order for the Company to be entitled to issue the PS Shares to Pershing Square in accordance with the NYSE listing requirements.

Q:	What is the effect of stockholder approval?

Upon stockholder approval and issuance of the PS Shares to Pershing Square, Pershing Square would hold, in the aggregate, approximately 26.1% of our Common Stock issued and outstanding.

Q:	Who may vote at the Special Meeting?

A:
You may vote all of the shares of Common Stock that you owned at the close of business on the Record Date.  On the Record Date, we had 154,076,941 shares of Common Stock issued and outstanding and entitled to be voted at the Special Meeting.  You may cast one vote for each share of Common Stock held by you on the Record Date on the Proposal.

Q:	How do I obtain electronic access to the proxy materials?

A:
This Proxy Statement is available to stockholders free of charge at www.proxyvote.com. If you hold your shares in street name, you may be able to elect to receive future annual reports or proxy statements electronically. For information regarding electronic delivery you should contact your brokerage firm, bank, trustee or other agent (each, a “nominee”).

Q:	What constitutes a quorum, and why is a quorum required?

A:
Under our Amended and Restated By-laws, we are required to have a quorum of stockholders present for the Proposal to be voted at the Special Meeting.  The presence at the Special Meeting, in person or by proxy, of the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the Special Meeting.  Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the Special Meeting for quorum purposes. Brokers and other nominees do not have discretionary authority to vote on the Proposal and, therefore, broker non-votes (described below) will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If we do not have a quorum, then the person presiding over the Special Meeting or the stockholders present at the Special Meeting may, by a majority in voting power thereof, adjourn the meeting from time to time, as authorized by our Amended and Restated By-laws, until a quorum is present.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:
Stockholder of Record: If your shares of Common Stock are registered directly in your name with Platform’s transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.”

Beneficial Owner: If your shares of Common Stock are held by a nominee, you are considered the “beneficial owner” of shares held in “street name.”  The Proxy Card has been forwarded to you by your nominee who is considered, with respect to those shares, to be the “stockholder of record.”  As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the Proxy Card included in such materials.

Q:	How do I vote?

A:	Stockholder of Record: If you are a stockholder of record, there are four ways to vote:

•
In person. You may vote in person at the Special Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Proxy Card.

•	By Telephone. You may vote by proxy by calling the toll free number found on the Proxy Card.

•	By Mail. You may vote by proxy by filling out the Proxy Card and returning it in the envelope provided.

Beneficial Owners: If you are a beneficial owner of shares held in “street name,” there are four ways to vote:

•
In person. You must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in “street name” at the Special Meeting. Please contact your nominee for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Special Meeting and ask for a ballot when you arrive. You must also bring valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must submit both the copy of the legal proxy and your completed ballot.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Proxy Card. The availability of Internet voting may depend on the voting process of your nominee.

•	By Telephone. You may vote by proxy by calling the toll free number found on the Proxy Card. The availability of telephone voting may depend on the voting process of your nominee.

•	By Mail. You may vote by proxy by filling out the Proxy Card and returning it in the envelope provided.

If you vote on the Internet or by telephone, you do not need to return your Proxy Card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on November 5, 2014. Even if you plan to attend the Special Meeting, the Company recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

Q:	What am I voting on?

A:
At the Special Meeting, we are asking our stockholders to approve the issuance to Pershing Square of the PS Shares, which represented more than 1% of our shares of Common Stock outstanding on October 3, 2014.  The Board has unanimously determined that such issuance to Pershing Square is in the best interests of Platform and its stockholders. The Board unanimously recommends that you vote “FOR” the Proposal.

Q:	How many votes are needed to approve the Proposal?

A:
Approval of the Proposal requires the affirmative vote of the holders of a majority of the votes cast with regard to the Proposal at the Special Meeting, if a quorum is present. Abstentions will be considered votes cast and, therefore, will have the effect of a vote against the Proposal whereas broker non-votes will not be counted in determining the number of votes cast.

At the specific request of Pershing Square and as an inducement to Pershing Square’s willingness to participate in the Private Placement, we entered into separate Support Agreements with each of the Support Parties, pursuant to which the Support Parties have agreed to vote in favor of the approval of the issuance of the PS Shares to Pershing Square. Pershing Square has also advised the Company that it intends to vote in favor of the Proposal. Therefore, subject to termination of the Support Agreements in accordance with their respective terms, the issuance of the PS Shares to Pershing Square is expected to be adopted by the requisite vote of our stockholders. The Support Agreements are described in the accompanying Proxy Statement, and a form of Support Agreement is attached hereto as Annex A.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your Proxy Card without making any selections, your shares will be voted “FOR” the Proposal.

Q:	What if I am a beneficial owner and I do not give the nominee voting instructions?

A:
If you are a beneficial owner and your shares are held in the name of a broker or other nominee, such broker or nominee is bound by the rules of the NYSE regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you.  Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters.  A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares.  The Proposal is not considered a “routine” matter; accordingly, if you hold your shares of Common Stock through a broker or other nominee, and you return your voting instruction card without providing voting instructions, you will be deemed to have not voted on the Proposal because your nominee will not have the discretion to vote your shares of Common Stock.

Q:	Can I change my vote after I have delivered my Proxy Card?

A:
Yes.  You may revoke your Proxy Card at any time before its exercise.  You may also revoke your proxy by (i) voting in person at the Special Meeting, (ii) delivering to the Corporate Secretary (at the address indicated below) a revocation of proxy or (iii) executing a new proxy bearing a later date.  If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Special Meeting.

Corporate Secretary
Platform Specialty Products Corporation
245 Freight Street
Waterbury, Connecticut 06702
United States

Q:	Who can attend the Special Meeting?

A:
Only stockholders and our invited guests are invited to attend the Special Meeting.  To gain admittance, you must bring a form of personal identification to the Special Meeting, where your name will be verified against our stockholder list.  If a broker or other nominee holds your shares and you plan to attend the Special Meeting, you should bring a recent brokerage statement showing the ownership of your shares as of the Record Date, a letter from such broker or nominee confirming such ownership and a form of personal identification.

Q:	If I plan to attend the Special Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Special Meeting.

If you vote in advance and also attend the Special Meeting, you do not need to vote again at the Special Meeting unless you want to change your vote.  Written ballots will be available at the Special Meeting for stockholders of record.

Beneficial owners who wish to vote in person must request a legal proxy from their broker or other nominee and bring that legal proxy to the Special Meeting.

Q:	Am I entitled to dissenter’s rights?

A:	No. Delaware General Corporation Law (the “DGCL”) does not provide for dissenter’s rights in connection with the Proposal being voted on at the Special Meeting.

Q:	Am I entitled to preemptive rights?

A:	No. Under the DGCL and our Certificate of Incorporation, as amended, stockholders are not entitled to any preemptive rights in connection with the issuance of the PS Shares to Pershing Square.

Q:	Where can I find voting results of the Special Meeting?

A:
We will announce the results for the proposals voted upon at the Special Meeting and publish final detailed voting results in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Special Meeting.

Q:	Who should I call with other questions?

A:
If you need assistance voting your shares, please contact Investor Relations at (203) 575-5850. If you have additional questions about this Proxy Statement or the Special Meeting or would like additional copies of this Proxy Statement or the Proxy Card, please contact: Platform Specialty Products Corporation, 245 Freight Street, Waterbury, Connecticut 06702, Attention: Investor Relations, Telephone: (203) 575-5850.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company may from time to time make written or oral statements that are “forward-looking,” including statements contained in this Proxy Statement. Such forward-looking statements include statements regarding the completion and timing of the issuance of the PS Shares to Pershing Square, Platform’s planned use of any proceeds from the Private Placement, stockholder approval at the Special Meeting and Platform's ability to close the CAS Acquisition. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, Platform’s and Pershing Square’s ability to satisfy the conditions required to close the sale of the PS Shares to Pershing Square and Platform’s perception of future availability of equity or debt financing needed to fund its growing business. These statements are made on the basis of management’s views and assumptions as of the time the statements are made and the Company undertakes no obligation to update these statements. There can be no assurance, however, that its expectations will necessarily come to pass. Significant factors affecting these expectations are described in detail in the periodic reports and other documents that we filed with the SEC, including Platform’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information filed by us can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of this Proxy Statement or any of our filings, as filed with the SEC, including the financial statements and schedule thereto, if applicable, but not the exhibits.  In addition, our annual report on Form 10-K is available, free of charge, through the Investor Relations – Financials & Filings section of our Internet website at www.platformspecialtyproducts.com.  A request for a copy of such annual report should be directed to Platform Specialty Products Corporation, 245 Freight Street, Waterbury, Connecticut 06702, Attention: Investor Relations, Telephone: (203) 575-5850.  A copy of any exhibit to our annual report on Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to our Investor Relations department.

I.	SECURITY OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by (i) all stockholders, or group of affiliated stockholders, known by us to be the beneficial owners of more than 5% of our issued and outstanding Common Stock and (ii) each executive officer, each director and all executive officers and directors as a group, together with the approximate percentages of issued and outstanding Common Stock owned by each of them or as a group.  Percentages are calculated based upon our issued and outstanding Common Stock plus shares which the holder has the right to acquire within sixty (60) days.  Unless otherwise indicated, amounts are as of October 15, 2014 and each of the stockholders, directors and executive officers has sole voting and investment power with respect to the shares of our Common Stock beneficially owned, subject to community property laws where applicable.  As of October 15, 2014, we had 154,076,941 shares of Common Stock issued and outstanding.

Unless otherwise indicated, the address of each person named in the table below is c/o Platform Specialty Products Corporation, 5200 Blue Lagoon Drive, Suite 855, Miami, Florida 33126, United States.

	Shares Beneficially Owned
Beneficial Owner	Number of Shares	%
5% Stockholders:
Blue Ridge Limited Partnership(1)	10,953,888(2)	7.1%
Pershing Square Capital Management, L.P.(3)	33,333,330(4)	21.6%
Stanhope Investments(5)	19,789,287(6)	12.8%

Executive Officers and Directors:
Martin E. Franklin	7,257,142(7)	4.7%
Daniel H. Leever	8,347,228(8)	5.4%
Frank J. Monteiro	13,329(9)	*
Robert L. Worshek	--(10)	--
John L. Cordani	--(9)	--
Michael V. Kennedy	500(9)	--
Ian G. H. Ashken	--(11)	--
Nicolas Berggruen	--(12)	--
Michael F. Goss	99,859 (13)	*
Ryan Israel	--(14)	--
E. Stanley O’Neal	195,097	*
All Executive Officers and Directors as a group (11 persons):	15,913,155(15)	10.3%

*	Represents beneficial ownership of less than 1% of our outstanding shares of Common Stock.
(1)
The address of each of Blue Ridge Limited Partnership, Blue Ridge Capital, L.L.C. and Mr. John A. Griffin is 660 Madison Ave., 20th Floor, New York, New York 10065.  The address of Blue Ridge Offshore Master Limited Partnership is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(2)
Based on a Schedule 13G filed by Blue Ridge Limited Partnership, Blue Ridge Capital, L.L.C., Blue Ridge Offshore Master Limited Partnership and John A. Griffin on February 3, 2014, Blue Ridge Limited Partnership has shared voting and dispositive power over 5,188,469 shares of Common Stock,   Blue Ridge Capital, L.L.C. has shared voting and dispositive power over 8,000,000 shares of Common Stock, Blue Ridge Offshore Master Limited Partnership has shared voting and dispositive power over 2,811,531 shares of Common Stock and Mr. Griffin shares voting and dispositive power over the Common Stock held by Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership. Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership acquired an additional 751,500 and 248,500 shares of Common Stock, respectively, in a private placement completed in May, 2014. This amount also includes an additional 1,289,566 and 664,322 shares of Common Stock acquired by Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership, respectively, in the Private Placement.

(3)	The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York, 10019.
(4)
Based on a Schedule 13G filed by Pershing Square on January 24, 2014 and a Form 4 filed by Pershing Square, PS Management GP, LLC and William A. Ackman on October 3, 2014. This amount excludes the 9,404,064 PS Shares to be acquired by Pershing Square in the Private Placement following stockholder approval.

(5)	The address of Stanhope Investments is 190 Elgin Avenue, Grand Cayman, E9 KY1-9005.
(6)
Based on a Schedule 13G filed by Stanhope Investments on May 12, 2014 and a Form 4/A filed by Stanhope Investments on June 25, 2014.  Stanhope Investments has sole voting and dispositive power over 19,789,287 shares of Common Stock.

(7)
Based on a Schedule 13D/A filed by Mariposa Acquisition, LLC, on October 7, 2014.  This number includes (i) 6,197,142 shares of Common Stock and (ii) 1,060,000 shares of Platform Series A Preferred Stock, which are convertible at any time at the option of the holder into shares of Common Stock on a one-for-one basis.  Martin E. Franklin holds sole voting and investment power over such shares.  Martin E. Franklin owns or controls, directly or indirectly, 61.32% of Mariposa Acquisition, LLC. Martin E. Franklin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)
Based on a Schedule 13D filed by Tartan Holdings, LLC, a subsidiary of Platform (“Tartan”), on August 11, 2014 and a Form 4 filed by Daniel H. Leever on March 4, 2014. This number includes (i) 7,468,466 shares of Common Stock beneficially owned through Tartan, and (ii) 878,762 shares of Common Stock held through the MacDermid, Incorporated Profit Sharing and Employee Savings Plan. Mr. Leever is the sole director and manager of Tartan. Tartan was formed in connection with the acquisition by Platform of MacDermid, Incorporated, a Connecticut corporation, on October 31, 2013 (the “MacDermid Acquisition”) for the purpose of holding and managing the shares of common stock of our subsidiary Platform Delaware Holdings, Inc., a Delaware corporation (the “PDH Common Stock”). The PDH Common Stock is convertible, at the option of the holder, into a like number of shares of our Common Stock at any time after the earlier of October 31, 2014 or a change of control of Platform, on a one-for-one basis  (subject to adjustment).

(9)
Does not include 283,117 shares of our Common Stock issuable to Frank J. Monteiro; 69,246 shares of our Common Stock issuable to John L. Cordani; and 20,338 shares of our Common Stock issuable to Michael V. Kennedy, all in exchange for shares of PDH Common Stock, at the option of the holder, at any time after the earlier of October 31, 2014 or a change of control of Platform, on a one-for-one basis  (subject to adjustment).

(10)
Does not include 15,000 restricted stock units (the “RSUs”) granted to Mr. Worshek on August 5, 2014, which will vest on the date on which we file our financial statements on Form 10-K for the year ended December 31, 2017, only if a certain EBITDA target is achieved for fiscal year 2017. The RSUs may, in certain circumstances, become immediately vested as of the date of a change of control of the Company.  Each RSU represents a contingent right to receive one share of our Common Stock.

(11)	Does not include any indirect interest held by Mariposa Acquisition, LLC.
(12)
Based on a Form 3 filed by Nicolas Berggruen on January 24, 2014. Does not include any beneficial ownership of (i) 5,517,142 shares of our Common Stock and (ii) 940,000 shares of our Series A Preferred Stock, which are convertible at any time at the option of the holder into shares of our Common Stock on a one-for-one basis held by Berggruen Acquisition Holdings IV Ltd. Mr. Berggruen does not have any pecuniary or beneficial ownership of shares reported by Berggruen Acquisition Holdings IV Ltd., a British Virgin Islands business company. Mr. Berggruen is the president and one of three directors of Berggruen Acquisition Holdings IV Ltd. Berggruen Acquisition Holdings IV Ltd. is the direct subsidiary of Berggruen Holdings Ltd, a British Virgin Islands business company. All of the shares of Berggruen Holdings Ltd. are owned by the Nicolas Berggruen Charitable Trust, a British Virgin Islands trust. The trustee of the Nicolas Berggruen Charitable Trust is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of Platform.

(13)
Based on a Form 4 filed by Michael F. Goss on July 31, 2014. Includes 4,621 shares of Common Stock held directly by Mr. Goss and 95,238 shares of Common Stock held by The Michael F Goss 2012 GST Non-Exempt Irrevocable Family Trust, Michael F Goss & R Bradford Malt Trustees U/Inst Dtd 9/27/2012 (the “Trust”).  Mr. Goss is a trustee of the Trust and disclaims beneficial ownership.

(14)	Does not include any beneficial ownership reported by Pershing Square, PS Management GP, LLP or William A. Ackman. No securities are beneficially owned by Mr. Israel.
(15)	This amount includes an aggregate of 1,060,000 shares of Common Stock issuable upon conversion of our Series A Preferred Stock.

II.	PROPOSAL TO APPROVE ISSUANCE OF THE PS SHARES

Overview and Reason for Proposal

We are asking our stockholders to approve the issuance to Pershing Square of the 9,404,064 PS Shares, which represented an amount in excess of 1% of the Company’s outstanding Common Stock on October 3, 2014.

In connection with the Private Placement, on October 3, 2014, we entered into subscription agreements with certain eligible purchasers, including Pershing Square, for the purchase of a total of 25,465,024 shares of our Common Stock for an aggregate purchase price of approximately $651.6 million, or $25.59 per Share. Under Pershing Square’s subscription agreement, we agreed to sell to Pershing Square, subject to stockholder approval, the 9,404,064 PS Shares at a purchase price per share of $25.59 per share. On October 8, 2014, we completed the sale of a total of 16,060,960 shares of our Common Stock in the Private Placement for an aggregate purchase price of $401.9 million. The PS Shares are expected to be issued to Pershing Square for an aggregate purchase price of $240.6 million following receipt of stockholder approval at the Special Meeting. As described in more details below, in accordance with the applicable NYSE rules, regulations and guidance, the Company is calling the Special Meeting to consider and vote on the Proposal.

Our Common Stock is listed on the NYSE, and thus, we are subject to NYSE listing requirements. Section 312.03(b) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, in any transaction or series of related transactions with a substantial security holder of a company, if the number of shares of common stock to be issued equals or exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. Pursuant to Section 312.04(e), either 5% of the number of shares of common stock or 5% of the voting power outstanding of a company shall be considered as a substantial interest or cause the holder of such an interest to be regarded as a substantial security holder. Given that Pershing Square was the beneficial owner of approximately 24.2% of our outstanding shares of Common Stock as of October 3, 2014, that a partner of Pershing Square is a member of the Board and that following stockholder approval, the Company would issue to Pershing Square 9,404,064 PS Shares, or 6.8% of the Company’s outstanding Common Stock as of October 3, 2014, stockholder approval is required in order for the Company to be entitled to issue the PS Shares to Pershing Square and be compliant with the NYSE listing requirements.

The issuance of the PS Shares will strengthen the Company’s cash on hand position, enhancing the Company’s ability to pursue its business strategy. The Company intends to use the net proceeds from the Private Placement, including the PS Shares, for general working capital, including repayment of debt incurred in connection with the previously announced CAS Acquisition, if completed. The CAS Acquisition is described below. We also believe that an improved capital structure would permit our management to more effectively pursue its business plan, which the Board believes will create additional value for our stockholders.

Background of the Capital Raise

On April 16, 2014, the Company entered into a stock and asset purchase agreement to acquire the business of CAS, a leading and fast-growing global provider of agrochemicals and seed treatment products, from Chemtura, for approximately $1.0 billion, consisting of $950 million in cash, subject to working capital and other adjustments, plus two million shares of Common Stock. CAS is a leading provider of seed treatment and agrochemical products for a wide variety of crop applications in attractive geographies. Its diverse portfolio encompasses seed treatments, insecticides, miticides, herbicides, fungicides, plant growth regulators and adjuvants, and is supported by a proven and robust new product/registration combination pipeline with over 100 new launches in each of the last three years and is on track for over 100 new launches in 2014. These products, backed by extensive research and field testing, utilize advanced formulations to enhance crop quality and yield in many specialty markets and are supported by product registrations in more than 100 countries and jurisdictions.

The Company intends to use the net proceeds from the Private Placement, including the sale of the PS Shares, for general working capital, including repayment of debt incurred in connection with the CAS Acquisition, if completed. However, there can be no assurance that the CAS Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing.

The Support Agreements

In connection with the Private Placement, at the specific request of Pershing Square, and as an inducement to Pershing Square’s willingness to participate in the Private Placement, we entered into separate Support Agreements with each of the Support Parties. Pursuant to the Support Agreements, the Support Parties have agreed to vote in favor of the approval of the issuance to Pershing Square of the PS Shares. The Company entered into Support Agreements with certain stockholders, including Blue Ridge Limited Partnership, Berggruen Acquisition Holdings IV Ltd, Daniel H. Leever, Mariposa Acquisition, LLC, and Wellington Management Company, LLP, as investment advisor to certain stockholders.

Martin E. Franklin, Platform’s Chairman of the Board, is the managing member of Mariposa Acquisition, LLC.  As of the date hereof, Mr. Franklin owns, directly or indirectly, 61.32% of Mariposa Acquisition, LLC.

Daniel H. Leever is currently the Chief Executive Officer, President and Vice Chairman of Platform and the sole director and manager of Tartan. Mr. Leever and Tartan beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 7,468,466 shares of our Common Stock. Mr. Leever owns, directly or indirectly, approximately 80.66% of Tartan, representing 6,024,627 shares of our Common Stock as of October 3, 2014. Tartan was formed in connection with the MacDermid Acquisition for the purpose of holding and managing the PDH Common Stock. The PDH Common Stock is convertible, at the option of the holder, into a like number of shares of our Common Stock at any time after the earlier of October 31, 2014 or a change of control of Platform, on a one-for-one basis  (subject to adjustment).

Nicolas Berggruen is a director of the Company. As of the date hereof, Berggruen Acquisition Holdings IV Ltd. owns (i) 5,517,142 shares of our Common Stock and (ii) 940,000 shares of our Series A Preferred Stock, which are convertible at any time at the option of the holder into shares of our Common Stock on a one-for-one basis. Mr. Berggruen does not have any pecuniary or beneficial ownership of shares reported by Berggruen Acquisition Holdings IV Ltd., a British Virgin Islands business company. Mr. Berggruen is the president and one of three directors of Berggruen Acquisition Holdings IV Ltd. Berggruen Acquisition Holdings IV Ltd. is the direct subsidiary of Berggruen Holdings Ltd, a British Virgin Islands business company. All of the shares of Berggruen Holdings Ltd. are owned by the Nicolas Berggruen Charitable Trust, a British Virgin Islands trust. The trustee of the Nicolas Berggruen Charitable Trust is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of Platform.

Under their respective Support Agreement, each Support Party agreed to vote at the Special Meeting all of the shares of Common Stock they beneficially own as of the Record Date (i) in favor of the approval of the Proposal, and (ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes for approval of such matters on the date on which the Special Meeting is held.

The Support Parties collectively hold an aggregate of approximately 28.5% of our Common Stock. Pershing Square has also advised the Company that it intends to vote in favor of the Proposal. Therefore, subject to termination of the Support Agreements in accordance with their respective terms, the issuance of the PS Shares to Pershing Square is expected to be adopted by the requisite vote of our stockholders.

The Support Agreements and the Support Parties’ voting obligations thereunder will terminate (i) upon the mutual consent of the parties thereto or (ii) if the Special Meeting has not been held by January 31, 2015.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, which is attached hereto as Annex A.

General Effect of the Issuance of the PS Share and Future Ownership of Pershing Square

On October 8, 2014, we completed the sale of a total of 16,060,960 shares of our Common Stock in the Private Placement for an aggregate purchase price of $401.9 million. The PS Shares are expected to be issued to Pershing Square for an aggregate purchase price of $240.6 million following receipt of stockholder approval at the Special Meeting. On the Record Date, we had 154,076,941 shares of Common Stock issued and outstanding. If stockholders approve the Proposal, the issuance of the PS Shares will further increase the number of outstanding shares to 163,481,005. An increased number of shares would decrease any future earnings per share and would have a dilutive effect on each stockholder’s percentage voting power.

As of October 3, 2014, Pershing Square was the beneficial owner of approximately 24.2% of our outstanding Common Stock, excluding the PS Shares which are expected to be issued following stockholder approval.  Those shares were acquired by Pershing Square in our initial public offering and upon exchange or exercise of warrants issued in our public offering. Upon stockholder approval and issuance of the PS Shares to Pershing Square, Pershing Square would hold, in the aggregate, approximately 26.1% of our Common Stock issued and outstanding.

The shares sold in the Private Placement, including the PS Shares, were offered pursuant to an exemption from registration to certain eligible investors under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Private Placement, we entered into a registration rights agreement with the purchasers of the 16,060,960 shares sold, excluding Pershing Square, pursuant to which we agreed to file a registration statement (the “Resale Registration Statement”) with the SEC covering the resale of the shares issued in the Private Placement as promptly as practicable following the Special Meeting and, in any event, within ten (10) business days following the filing of Platform’s annual report on Form 10-K for the year ended December 31, 2014 (the “Filing Date”), provided that in no event shall we be obligated to make the initial filing of the Resale Registration Statement until such time as we are able to comply with the financial statement requirements under Regulation S-X of the SEC’s rules and regulations. We also agreed to use commercially reasonable efforts, subject to receipt of necessary information from such purchasers, to cause the SEC to declare the Resale Registration Statement effective by the earlier of (a) three (3) business days after the SEC has advised us that the Resale Registration Statement has not been selected for review by the SEC, (b) three (3) business days after the SEC has advised us that it has no further comments to the Resale Registration Statement, or (iii) 90 days after the Filing Date.

We agreed to enter into a registration rights agreement with identical terms with Pershing Square for the resale of the PS Shares following stockholder approval of the issuance of the PS Shares to Pershing Square at the Special Meeting.

We, Pershing Square and its affiliates are also parties to a prior registration rights agreement entered into on November 7, 2013, pursuant to which, for so long as any of the included funds managed by Pershing Square Capital Management, L.P. holds any of our shares, Platform agreed to cooperate with such holders’ reasonable requests to facilitate any proposed sale of shares by the requesting holder(s) in accordance with the provisions of Rule 144 promulgated under the Securities Act, or any successor rule (“Rule 144”), including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, to the extent required.  Additionally, Platform agreed that promptly after becoming eligible to utilize a Form S-3 registration statement, Platform would file with the SEC a registration statement on Form S-3 registering (among other securities) the resale of the Platform shares held by the holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after its filing.  Platform’s obligations under this registration rights agreement shall terminate on the earlier of (i) the date on which all of a holder’s shares have been sold, and (ii) the date on which all of a holder’s shares may be sold pursuant to Rule 144 without volume or other restrictions.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE ISSUANCE OF THE PS SHARES TO PERSHING SQUARE

III.	OTHER MATTERS

Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders

In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy statement, notice of annual meeting and proxy for our 2015 annual meeting of stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s principal office in Waterbury, Connecticut, no later than January 8, 2015.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, Platform Specialty Products Corporation, 245 Freight Street, Waterbury, Connecticut 06702, United States. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s Amended and Restated By-laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2015 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s principal office in Waterbury, Connecticut (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of our 2014 annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s Amended and Restated By-laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than February 12, 2015, and no later than March 14, 2015. All director nominations and stockholder proposals must comply with the requirements of the Company’s Amended and Restated By-laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

Other than the Proposal described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the Special Meeting. If you grant a proxy, the persons named as proxy holders on the Proxy Card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

List of Stockholders Entitled to Vote at the Special Meeting

The names of stockholders of record entitled to vote at the Special Meeting will be available at the Company’s principal office in Waterbury, Connecticut, for a period of ten (10) days prior to the Special Meeting and continuing through the Special Meeting.

Expenses Relating to this Proxy Solicitation

This proxy solicitation is being made by the Board and Platform will pay all expenses relating to this proxy solicitation.  In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity.  We also expect to reimburse our transfer agent, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our Common Stock and obtaining the proxies of those owners.

ANNEX A

FORM OF SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of October 3, 2014 (this “Agreement”), between Platform Specialty Products Corporation, a Delaware corporation (the “Company”) and the stockholder and its affiliates set forth on the signature page hereto acting through or with the authorization of its investment advisor (each a “Holder” and collectively, the “Holders”).

WHEREAS, each Holder beneficially owns (as used herein, such reference shall mean a Holder or its investment advisor having beneficial ownership) (or on the record date of the Special Meeting (as defined below) will beneficially own), directly or indirectly, shares of common stock, par value $0.01 per share (the “Shares”) of the Company (the “Common Stock”);

WHEREAS, the Company proposes to conduct a private placement of its Common Stock to certain of its existing stockholders on the terms previously described to the Holders (the “Offering”);

WHEREAS, an entity or group of entities that own more than 10% of the Company’s outstanding Common Stock and have a representative on the Company’s Board of Directors (the “Related Party”) desire to participate in the Offering;

WHEREAS, pursuant to Section 312.03 of the NYSE Listed Company Manual, the Company intends to call and hold a special meeting of its stockholders (the “Special Meeting”) to approve the issuance and sale of Common Stock to the Related Party in the Offering in an amount in excess of 1% of the number of shares of Common Stock outstanding on the date hereof (the “Proposal”).

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.   Agreement to Vote.

(a)   Each Holder hereby agrees to vote at the Special Meeting all of the Shares beneficially owned as of the record date for the Special Meeting (i) in favor of the approval of the Proposal and (ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes for approval of such matters on the date on which the Special Meeting is held.

(b)   Each Holder hereby revokes (or causes to be revoked) any and all previous voting proxies granted with respect to the voting of any of the Shares.

2.   Representations and Warranties of the Holders.  The Holder represents and warrants to the Company as follows:

(a)   Each Holder has full requisite authority and power to execute, deliver and perform its obligations under this Agreement.  The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of the Holder and no other proceedings on the part of the Holder are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

(b)   Each Holder holds, beneficially or of record, good and valid title to the Shares and has the power to vote the Shares.

3.   Termination.  This Agreement and the obligations of the parties under this Agreement may only be terminated upon the mutual consent of all parties hereto; provided, however, that this Agreement shall automatically terminate, without any action by the parties hereto, if the Special Meeting has not been held by January 31, 2015.

4.   Miscellaneous.

(a)   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent via electronic mail, sent by an internationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)   if to the Company, at the offices of the Company at 245 Freight Street, Waterbury, CT 06702, Attn: John L. Cordani, Facsimile: (203) 575-7970; with copies (which shall not constitute notice) to: Greenberg Traurig P.A., Attn: Donn Beloff, 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, Facsimile: (954) 765-1477; and

(ii)   if to a Holder, at the most current address given by the transfer agent and registrar of the Shares to the Company or as otherwise advised in writing by the Holder.

(c)   If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement is fulfilled to the extent possible.

(d)   This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

(e)   This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

(f) This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(g)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h)   Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 4(h), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the action in such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

(i)   Subject to applicable law, any provision of this Agreement may be waived.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any waiver given in compliance with this Section 4(i) or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Subject to applicable law, any of the provisions of this Agreement may be amended at any time, by the mutual written agreement of the parties.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(j)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(k)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any party.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at law or in equity.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:
Name:
Title:

HOLDER

By:
Name:
Title: